UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 6, 2005

TRIKON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26482	95-4054321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ringland Way, Newport, South Wales NP18 2TA,

United Kingdom

(Address of principal executive offices, including zip code)

44-1633-414-000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 6, 2005, management of Trikon Technologies, Inc. (“Trikon”) and the audit committee of the board of directors of Trikon concluded that its financial statements for fiscal years 2000 through 2004 and the related interim periods should not be relied upon.

Trikon identified changes to three accounting policies:

•	In its balance sheet, Trikon has previously accounted for invoiced amounts on contracts by recording the full amount in accounts receivable and the portion of the contract price that is withheld until final acceptance as deferred revenue. For example, if payment terms are 90 percent on shipment and 10 percent on acceptance, Trikon has invoiced and recognized the full amount in accounts receivable and recognized 10 percent of the invoiced amount as deferred revenue. The interpretive guidance in Securities and Exchange Commission Staff Accounting Bulletin 104 (SAB 104) indicates that when the timing of payment of a portion of the sales price is coincident with the performance of the remaining activity, the remaining activity is considered substantive rather than inconsequential or perfunctory. Interpretative guidance of SAB 104 states that deferred revenue should not be recognized for the portion of the contract price that is withheld. In the restated balance sheets, the portion of the contract price withheld will be offset against accounts receivable, thereby reducing total liabilities and total assets by the same amount.

•	Trikon has previously deferred recognition of costs in the same proportion as it deferred recognition of revenues on contracts with a portion of the contract price that is withheld until final acceptance. The restated statements of operations and balance sheets will recognize the majority of the product’s costs (i.e. excluding installation costs) on shipment. This will affect the timing of recognition of these costs, which may move costs from one quarter to another and therefore change Cost of Goods Sold (COGS) in a given quarter and net assets at the quarter end.

•	In its statement of operations, Trikon historically has allocated substantially all of its facilities costs to Selling, General and Administrative Cost (SG&A). Trikon has determined that a portion of those costs should be re-allocated to COGS and Research and Development (R&D). As a result, in a given period, SG&A will be reduced and COGS and R&D together will be increased by the same amount. The reallocation of overhead relates to one facility with services shared by administrative, manufacturing and research and development functions.

In light of the foregoing, Trikon plans to file an amended Annual Report on Form 10-K/A to amend its financial statements for the fiscal years ended 2000 to 2004 and the interim periods for 2003 and 2004.

Trikon’s management and audit committee have discussed these matters with Ernst & Young LLP, Trikon’s independent registered public accounting firm.

Item 8.01. Other Events

Trikon no longer meets the minimum net worth requirements set forth in its £5 million Revolving Loan Facility with Lloyds TSB Bank Plc (the “Loan Agreement”) and did not meet the requirements at March 31, 2005. As a result, Trikon will be in breach of the covenants provided in the Loan Agreement when it files its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, or such earlier time as Lloyds requests financial information from Trikon. The failure to meet these requirements will allow Lloyds to demand repayment of the outstanding loan amounts. As of May 11, 2005, the entire £5 million (approximately $9.4 million) was outstanding under the Loan Agreement, which, in any event, is required to be repaid under the Loan Agreement on June 30, 2005, when the Loan Agreement expires on its own terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIKON TECHNOLOGIES, INC.

By:	/s/ John Macneil
John Macneil President and Chief Executive Officer

Date: May 12, 2005